JOY GLOBAL INC.	News Release
At the Company:	At Financial Relations Board:
Donald C. Roof	George Zagoudis
EVP and CFO	Analyst Contact
414-319-8517	312-640-6663

JOY GLOBAL INC. ELECTS NEW DIRECTORS

Milwaukee, WI – November 14, 2006 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, announced today that Gale E. Klappa and Michael W. Sutherlin have been elected to its board of directors effective immediately. This increases the total size of the board to nine members.

“I am pleased to have Gale join our board of directors,” said John Hanson, Joy Global’s chairman, president and chief executive officer. “Gale’s extensive experience in power utilities and the global energy industry will be extremely valuable to the board and our objective of creating long-term value.”

“I am also pleased that the board of directors has taken action at this time to elect Mike Sutherlin to the board. This is an important step as we move deliberately through our executive transition process as Mike gets closer to assuming the CEO role.”

Klappa is chairman, president and chief executive officer of Wisconsin Energy Corporation and its principal utility subsidiary, We Energies. Prior to joining Wisconsin Energy in 2003, he served as executive vice president, chief financial officer and treasurer of The Southern Company in Atlanta, Georgia. Previously in his career, Mr. Klappa was The Southern Company’s chief strategic officer, the North American group president of Southern Energy Inc. (now Mirant) and president and CEO of South Western Electricity, The Southern Company’s electric distribution utility in the United Kingdom. Mr. Klappa is a 1972 graduate cum laude of the University of Wisconsin-Milwaukee, holding a bachelor’s degree in Mass Communications.

Sutherlin joined the company as president of Joy Mining Machinery in January 2003. Prior to that, he spent 27 years with Varco International Inc. During his career with Varco, he held a variety of financial and operational positions including division president, group president, and president and chief operating officer. He holds a Masters in Business Administration from the University of Texas at Austin and a dual BSIE/BBA from Texas Tech University.

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.